PROMISSORY NOTE

                                                                 August 20, 2004

      FOR VALUE RECEIVED, Robert Stewart, whose address of domicile is #101, 11650-79 Avenue, Edmonton, Alberta T6G 0P7 (the "Borrower"), hereby promises to pay to or to the order of Securac, Inc., an Alberta corporation with an office located at 2500, 520 - 5th Avenue SW, Calgary, Alberta T2P 1V6 (the "Lender"), or at such other office as the holder of this note may from time to time designate, an amount equal to the lesser of (i)$90,000 or (ii) the aggregate unpaid principal amount of all borrowings by the Borrower from the Lender, payable on demand by the Lender but not before December 20, 2004 (the "Maturity Date"). The principal amount of this Note shall not accrue interest.

      1. Prepayment. The Borrower shall have the right to prepay, without premium or penalty, at any time or times after the date hereof, all or any portion of this Note.

      2. Schedule of Borrowings. As of the date of this Note, Lender has loaned an aggregate of $90,000 to Borrower. Lender may, in its sole discretion, loan additional funds to Borrower on similar terms, which amounts will be covered by this Note. All borrowings evidenced by this Note and all payments and prepayments of the obligations hereunder and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, which schedule, absent manifest error, shall be conclusive as to such information.

      3. Events of Default. The outstanding principal balance of this Note shall be immediately due and payable, without requirement of notice or demand, in the event that the Borrower (i) admits in writing its inability to pay generally its debts as they mature, or (ii) makes a general assignment for the benefit of creditors, or (iii) is adjudicated bankrupt or insolvent, or (iv) files a voluntary petition in bankruptcy, or (v) takes advantage, as against its creditors, of any bankruptcy law or statute of Canada or any province thereof or the United States of America or any state or subdivision thereof, or (vi) has a petition or proceeding filed against it under any provision of any bankruptcy or insolvency law or statute of Canada or any province thereof or the United States of America or any state or subdivision thereof, which petition or proceeding is not dismissed within sixty (60) days after the date of the commencement thereof,
(vii) has a receiver, liquidator, trustee, custodian, conservator, sequestrator or other such person appointed by any court to take charge of its affairs or assets or business and such appointment is not vacated or discharged within sixty (60) days thereafter, or (viii) takes any action in furtherance of any of the foregoing.

      4. Collateral. The Borrower's obligations hereunder are secured by a Pledge Agreement executed on the date hereof by the Borrower in favor of the Lender.

      5. Certain Waivers. The Borrower hereby waives diligence, demand, presentment for payment, protest, dishonor, nonpayment, default, and notice of any and all of the foregoing.

      6. Amendments. This Note may not be changed orally, but only by an agreement in writing and signed by the Lender of any waiver, change, modification or discharge is sought.

      7. Governing Law; Consent to Jurisdiction. This Note shall be deemed to be a contract made under the laws of the State of New York and shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower hereby consents to the jurisdiction of all courts (state and federal) sitting in the State of New York in connection with any claim, action or proceeding relating to or for the collection or enforcement of this Note.

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      8. Collection Costs. In the event that this Note shall not be paid when due and payable (whether upon maturity, by acceleration or otherwise), the Borrower shall further be liable for and shall pay to the Lender all reasonable collection costs and expenses incurred by the Lender, including reasonable attorneys' fees.

      9. Assignment. Lender shall have the right to assign its rights hereunder without consent of the Borrower. Borrower shall be prohibited from assigning it rights or obligations hereunder without prior written consent of the Lender, and any such purported assignment shall be void ab initio.

THE BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHT THE BORROWER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

      IN WITNESS WHEREOF, the Borrower has executed and delivered this Note on and as of the date first set forth above.

                                                           /s/Robert Stewart
                                                           -----------------
                                                           ROBERT STEWART

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                       Schedule of Borrowings and Payments